Exhibit 99.1

LM Funding America Announces May 2025 Production and Operational Update

- Bitcoin treasury as of May 31, 2025 valued at $16.2 million or $3.16 per share1

TAMPA, FL, June 10, 2025 — LM Funding America, Inc. (NASDAQ: LMFA) (“LM Funding” or the “Company”), a Bitcoin mining and technology-based specialty finance company, today announced its preliminary, unaudited Bitcoin mining and operational update for the month ended May 31, 2025.

Metric	Apr 2025	May 2025
- Bitcoin[2]
- Mined, net	6.6	6.3
- Sold	(18.0)	-
- Purchased	-	-
- Service Fee	(0.1)	-
- Bitcoin HODL	148.7	155.0
- Machines[2]
- Operational	5,121	4,320
- Storage	496	1,297
- Total Machines	5,617	5,617
- Hashrate (EH/s2)
- Oklahoma	0.43	0.48
- Hosted	0.13	-
- Energized	0.56	0.48
- Storage	0.05	0.13
- Total	0.61	0.61

“In May, we remained focused on increasing the output of our mining operations in support of our Bitcoin treasury strategy,” said Bruce Rodgers, Chairman and CEO of LM Funding. “Although the number of Bitcoin mined was modestly lower due to the relocation of machines from our hosted Kentucky site to our wholly owned Oklahoma facility, our Bitcoin holdings grew both in volume and value, ending the month at 155 Bitcoin worth over $16 million, or $3.16 per share. We believe the revenue generated from power curtailment activities meaningfully reduces our exposure to both energy and Bitcoin price volatility. This risk-managed approach provides our shareholders with a

1Bitcoin treasury calculated using 155 Bitcoin held as of 5/31/25 and Bitcoin price of approximately $104,600 as of 5/31/25. Bitcoin per share calculated using 5,133,412 shares outstanding as of 3/31/25 from SEC Form 10-Q filed May 15, 2025

2Unaudited

Exhibit 99.1

capital-efficient, Bitcoin-aligned platform that supports our long-term treasury accumulation strategy.”

The reduction in BTC mined is due in part to approximately 800 machines being repositioned from the Core Kentucky site to the Company’s Oklahoma site. Estimated curtailment and energy sales for May 2025 were approximately $70,000.

The Company estimates that the value of its 155 Bitcoin holdings on May 31, 2025, was approximately $16.2 million or $3.161 per share, based on a Bitcoin price of approximately $104,600 as of May 31, 2025, compared to a stock share price of $1.93 as of May 30, 2025.

“Our focus remains on capital efficiency and asset optimization,” added Richard Russell, CFO of LM Funding. “The ability to monetize power curtailment while growing our Bitcoin holdings strengthens our balance sheet and supports long-term shareholder value.”

About LM Funding America

LM Funding America, Inc. (Nasdaq: LMFA), operates as a Bitcoin mining and specialty finance company. The company was founded in 2008 and is based in Tampa, Florida. For more information, please visit https://www.lmfunding.com.

Forward-Looking Statements

This press release may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” and “project” and other similar words and expressions are intended to signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various risks and uncertainties. Some of these risks and uncertainties are identified in the Company's most recent Annual Report on Form 10-K and its other filings with the SEC, which are available at www.sec.gov. These risks and uncertainties include, without limitation, the risks of operating in the cryptocurrency mining business, our limited operating history in the cryptocurrency mining business and our ability to grow that business, the capacity of our Bitcoin mining machines and our related ability to purchase power at reasonable prices, our ability to identify and acquire additional mining sites, the ability to finance our site acquisitions and cryptocurrency mining operations, our ability to acquire new accounts in our specialty finance business at appropriate prices, changes in governmental regulations that affect our ability to collected sufficient amounts on defaulted consumer receivables, changes in the credit or capital markets, changes in interest rates, and negative press regarding the debt collection industry. The occurrence of any of these risks and uncertainties could have a material adverse effect on our business, financial condition, and results of operations.

For investor and media inquiries, please contact:

Investor Relations

Orange Group

Yujia Zhai

LMFundingIR@orangegroupadvisors.com